STOCK PURCHASE AGREEMENT

                                   MADE AS OF

                                 APRIL 1, 1999,

                                     BETWEEN

                                  CONCAP, INC.,
                                     BUYER,

                                       AND

                            VIRTUAL ENTERPRISE, INC.

                KRIS HUTCHINSON, STEPHEN HYSER, TAMMY HUTCHINSON,
                 AND CLARKSTON & WILLIAMS, LLC, INDIVIDUALLY
                                    SELLER(S)
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                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

1.    DEFINITIONS.......................................................    1

      1.1.   "APPLICABLE CONTRACT"......................................    1
      1.2.   "BREACH"...................................................    1
      1.3.   "BUYER"....................................................    1
      1.4.   "BUYER'S STOCK"............................................    1
      1.5.   "CLOSING"..................................................    1
      1.6.   "CLOSING DATE".............................................    1
      1.8.   "CONSENT"..................................................    2
      1.9.   "CONTEMPLATED TRANSACTIONS"................................    2
      1.10.  "CONTRACT".................................................    2
      1.11.  "DAMAGES"..................................................    2
      1.12.  "DISCLOSURE SCHEDULE"......................................    2
      1.13.  "ENCUMBRANCE"..............................................    2
      1.14.  "ENVIRONMENTAL REQUIREMENTS"...............................    2
      1.15.  "ERISA"....................................................    2
      1.16.  "FACILITIES"...............................................    3
      1.17.  "GAAP".....................................................    3
      1.18.  "GOVERNMENTAL AUTHORIZATION"...............................    3
      1.19.  "GOVERNMENTAL BODY"........................................    3
      1.20.  "IRC"......................................................    3
      1.21.  "IRS"......................................................    3
      1.22.  "KNOWLEDGE"................................................    3
      1.23.  "LEGAL REQUIREMENT"........................................    3
      1.24.  "OPERATING INCOME".........................................    3
      1.25.  "ORDER"....................................................    4
      1.26.  "ORDINARY COURSE OF BUSINESS"..............................    4
      1.27.  "ORGANIZATIONAL DOCUMENTS".................................    4
      1.28.  "PERSON"...................................................    4
      1.29.  "PLAN".....................................................    4
      1.30.  "PROCEEDING"...............................................    5
      1.31.  "RELATED PERSON"...........................................    5
      1.32.  "REPRESENTATIVE"...........................................    5
      1.33.  "SECURITIES ACT"...........................................    6
      1.34.  "SELLER" OR "SELLERS"......................................    6
      1.35.  "SHARES"...................................................    6
      1.36.  "SUBSIDIARY"...............................................    6
      1.37.  "TAX RETURN"...............................................    6
      1.38.  "THREATENED"...............................................    6

2.    TRANSFER OF SHARES; REIMBURSEMENT AMOUNT; CLOSING.................    6

      2.1.   SHARES.....................................................    6
      2.2    BUYER'S STOCK..............................................    6
      2.3    CLOSING....................................................    6
      2.4    CLOSING OBLIGATIONS........................................    7

3.    REPRESENTATIONS AND WARRANTIES OF SELLERS.........................    7


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      3.1.   ORGANIZATION AND GOOD STANDING.............................    7
      3.2.   AUTHORITY; NO CONFLICT.....................................    8
      3.3.   CAPITALIZATION.............................................    9
      3.4.   FINANCIAL STATEMENTS.......................................    9
      3.5.   BOOKS AND RECORDS..........................................   10
      3.6.   TITLE TO PROPERTIES; ENCUMBRANCES..........................   10
      3.7.   NO UNDISCLOSED LIABILITIES.................................   11
      3.8.   TAXES......................................................   11
      3.9.   NO MATERIAL ADVERSE CHANGE.................................   11
      3.10   EMPLOYEE BENEFITS MATTERS..................................   12
      3.11   COMPLIANCE WITH LEGAL REQUIREMENTS;
               GOVERNMENTAL AUTHORIZATIONS. ............................   13
      3.12   LEGAL PROCEEDINGS; ORDERS. ................................   14
      3.13   ABSENCE OF CERTAIN CHANGES AND EVENTS. ....................   15
      3.14   CONTRACTS; NO DEFAULTS.....................................   16
      3.15   INSURANCE..................................................   17
      3.16   ENVIRONMENTAL MATTERS......................................   18
      3.17   EMPLOYEE MATTERS...........................................   18
      3.18   INTELLECTUAL PROPERTY RIGHTS OF SELLER.....................   18
      3.19   CERTAIN PAYMENTS...........................................   20
      3.20   DISCLOSURE.................................................   21
      3.21   BROKERS OR FINDERS.........................................   21
      3.22   FAIRNESS OPINION...........................................   21

4.    REPRESENTATIONS AND WARRANTIES OF BUYER...........................   21

      4.1.   ORGANIZATION AND GOOD STANDING.............................   21
      4.2.   AUTHORITY..................................................   21
      4.3.   INVESTMENT INTENT..........................................   22
      4.4.   CERTAIN PROCEEDINGS........................................   22
      4.5.   BROKERS OR FINDERS.........................................   22

5.    COVENANTS OF SELLER PRIOR TO CLOSING DATE.........................   22

      5.1.   ACCESS AND INVESTIGATION...................................   22
      5.2.   OPERATION OF THE BUSINESS OF THE COMPANY...................   22
      5.3.   NEGATIVE COVENANT..........................................   23
      5.4.   REQUIRED APPROVALS.........................................   23
      5.5.   NOTIFICATION...............................................   23
      5.6.   NO NEGOTIATION.............................................   23
      5.7.   CLOSING OF BANK ACCOUNTS...................................   23

6.    COVENANTS OF BUYER PRIOR TO CLOSING DATE..........................   24

      6.1.   APPROVALS OF GOVERNMENTAL BODIES/
               THIRD PARTY CONSENTS.....................................   24

7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE...............   24

      7.1.   ACCURACY OF REPRESENTATIONS................................   24
      7.2.   SELLERS' PERFORMANCE.......................................   24
      7.3.   CONSENTS...................................................   25
      7.4.   ADDITIONAL DOCUMENTS.......................................   25


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      7.5.   NO PROCEEDINGS.............................................   25
      7.6.   NO CLAIM REGARDING STOCK OWNERSHIP
               OR SALE PROCEEDS.........................................   25
      7.7.   NO PROHIBITION.............................................   25
      7.8.   EMPLOYMENT AGREEMENT.......................................   25

8.    CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE..............   25

      8.1.   ACCURACY OF REPRESENTATIONS................................   25
      8.2.   BUYER'S PERFORMANCE........................................   26
      8.3.   CONSENTS...................................................   26
      8.4.   ADDITIONAL DOCUMENTS.......................................   26
      8.5.   NO INJUNCTION..............................................   26

9.    TERMINATION.......................................................   26

      9.1.   TERMINATION EVENTS.........................................   26
      9.2.   EFFECT OF TERMINATION......................................   27

10.   INDEMNIFICATION; REMEDIES.........................................   27

      10.1.  AGREEMENT BY SELLERS TO INDEMNIFY..........................   27
      10.2.  AGREEMENTS BY BUYER TO INDEMNIFY...........................   28
      10.3.  MATTERS INVOLVING THIRD PARTIES............................   29

11.   POST-CLOSING AGREEMENTS...........................................   30

      11.1.  CONSISTENCY IN REPORTING...................................   30
      11.2.  PERFORMANCE OF THE COMPANY.................................   30
      11.3.  REMEDIES FOR BREACH OF AGREEMENT BY SELLERS................   30

12.   GENERAL PROVISIONS................................................   31

      12.1.  EXPENSES...................................................   31
      12.2.  PUBLIC ANNOUNCEMENTS.......................................   31
      12.3.  CONFIDENTIALITY............................................   31
      12.4.  NOTICES....................................................   32
      12.5.  JURISDICTION; SERVICE OF PROCESS...........................   33
      12.6.  FURTHER ASSURANCES.........................................   33
      12.7.  WAIVER.....................................................   33
      12.8.  ENTIRE AGREEMENT AND MODIFICATION..........................   33
      12.9.  DISCLOSURE SCHEDULE........................................   33
      12.10. ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS..........   34
      12.11. SEVERABILITY...............................................   34
      12.12. SECTIONS HEADINGS; CONSTRUCTION............................   34
      12.13. TIME OF ESSENCE............................................   34
      12.14. GOVERNING LAW..............................................   34
      12.15. COUNTERPARTS...............................................   34


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                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of April 1, 1999, by and among CONCAP, Inc., a Texas corporation, ("Buyer"), and Virtual Enterprise, Inc., a Georgia Corporation, Kris Hutchinson, Stephen Hyser, Tammy Hutchinson and Clarkston & Williams, LLC (each individually, a "Seller" and collectively "Sellers") and Virtual Enterprise, Inc. (the "Company")

                                    RECITALS:

      Seller desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of the Company for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

      The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS.

      For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.:

      1.1. "Applicable Contract" - any Contract (i) under which the Company has or may acquire any rights; (ii) under which the Company has or may become subject to any obligation or liability or (iii) by which the Company or any of the assets owned or used by it is or may become bound.

      1.2. "Breach" - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision or
(ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

      1.3. "Buyer" - as defined in the first paragraph of this Agreement.

      1.4. "Buyer's Stock" - 100,000 restricted shares of Buyer's capital stock.

      1.5. "Closing" - as defined in Section 2.4.

      1.6. "Closing Date" - the date and time as of which the Closing actually takes place.

      1.7 "Company" - Virtual Enterprise, Inc.

      1.8. "Consent" - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

      1.9. "Contemplated Transactions" - all of the transactions contemplated by this Agreement, including:

      A. The transfer of the Shares by Sellers to Buyer;

      B. The execution, delivery, and performance of the Closing Obligations set forth in Section 2.5;

      C. The performance by Buyer and Sellers of their respective covenants and obligations under this Agreement;

      D. Buyer's acquisition and ownership of the Shares and exercise of control over the Company; and

      E. The transfer of Buyer's Stock to Sellers; and

      1.10. "Contract" - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

      1.11. "Damages" - any loss, liability, claim, damages (including, without limitation, incidental and consequential damages), expense (including, without limitation, costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third party.

      1.12. "Disclosure Schedule" - the disclosure schedule delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

      1.13. "Encumbrance" - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

      1.14. "Environmental Requirements" - means federal, state and local laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes.

      1.15. "ERISA" - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.


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      1.16. "Facilities" - any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by the Company.

      1.17. "GAAP" - generally accepted United States accounting principles, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.4. were prepared.

      1.18. "Governmental Authorization" - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      1.19. "Governmental Body" - any:

            A. Nation, state, county, city, town, village, district, or other jurisdiction of any nature;

            B. Federal, state, local, municipal, foreign, or other government;

            C. Governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

            D. Multi-national organization or body; or

            E. Body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

      1.20. "IRC" - the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      1.21. "IRS" - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

      1.22. "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

      A. Such individual is actually aware of such fact or other matter; or

      B. A prudent individual given his position with the Company could be reasonably expected to discover or otherwise become aware of such fact or other matter.

      1.23. "Legal Requirement" - any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      1.24. "Operating Income" - means the net income of the Company determined in accordance with GAAP before income taxes and after all other charges except:

      A. Unless otherwise approved by Buyer, any general and administrative expense (i.e., allocation of the Company's general corporate overhead) attributable to the Company and all subsidiaries of the Company that is not directly related to the operation of the Company in the Ordinary Course of Business; provided, however, Operating Income shall include reimbursement by the Company of expenses at a fair market price mutually agreed to by Buyer and Sellers for expenses previously incurred by Seller, but that have for administrative convenience or efficiency reasons been centralized with Buyer; and

      B. Any amortization of goodwill of the Company and all Subsidiaries of the Company.

      C. In the event that certain expenses incurred by the Company are for the principal or partial benefit of the Company or other subsidiaries of the Company, then the parties hereto shall endeavor to track and determine in a fair and equitable manner that portion of such expenses that should fairly and reasonably be allocated to the Company or such other subsidiaries of the Company, and therefore not included in arriving at Operating Income for purposes of this Agreement.

      1.25. "Order" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      1.26. "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

      A. Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

      B. Such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

      C. Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

      1.27. "Organizational Documents" - (i) the Articles or Certificate of Incorporation and the Bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (iii) any amendment to any of the foregoing.

      1.28. "Person" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      1.29. "Plan" - as defined in Section 3.10.1.


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

      1.30. "Proceeding" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      1.31. "Related Person" - with respect to a particular individual:

      A. Each other member of such individual's Family;

      B. Any Person that is directly or indirectly controlled by such individual or one (1) or more members of such individual's Family;

      C. Any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

      D. Any Person with respect to which such individual or one (1) or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

      With respect to a specified Person other than an individual:

      A. Any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

      B. Any Person that holds a Material Interest in such specified Person;

      C. Each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

      D. Any Person in which such specified Person holds a Material Interest;

      E. Any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

      Any Related Person of any individual described in clause B. or C.

      For purposes of this definition, (i) the "Family" of an individual includes (1) the individual; (2) the individual's spouse and former spouses; (3) any other natural person who is related to the individual or the individual's spouse within the second degree and (4) any other natural person who resides with such individual and (2) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

      1.32. "Representative" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

      1.33. "Securities Act" - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

      1.34. "Seller" or "Sellers" - as defined in the first paragraph of this Agreement.

      1.35. "Shares" - as defined in the Recitals of this Agreement.

      1.36. "Subsidiary" - with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one (1) or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

      1.37. "Tax Return" - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      1.38. "Threatened" - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2. TRANSFER OF SHARES; REIMBURSEMENT AMOUNT; CLOSING.

      2.1. Shares. In exchange for the transfer of Buyer's Stock, as set forth in Section 2.2, and subject to the terms and conditions of this Agreement, at the Closing, Sellers will transfer the Shares to Buyer.

      2.2. Buyer's Stock. In exchange for the transfer of Shares as set forth in
Section 2.1, and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall transfer to Sellers the Buyer's Stock as mutually agreed by the parties.

      2.3. Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Paul, Hastings, Janofsky & Walker, LLP, Suite 2400, 600 Peachtree Street, N.E., Atlanta, Georgia 30308-2222, at 10:00 a.m. (local time) on April 1, 1999, or at such other time and place as the parties may agree. Except as otherwise provided in Section 9., failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3. will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.


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

      2.4. Closing Obligations. At the Closing:

            A. Seller will deliver to Buyer:

                  (i) Certificates. Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

                  (ii) Opinion of Counsel. Buyer shall have received an opinion dated the Closing Date from Clarkston & Williams, LLC, counsel for Sellers, substantially in the form of Exhibit A attached hereto;

                  (iii) Good Standing Certificate. Sellers shall have delivered to Buyer a certificate evidencing the good standing of the Company as of a recent practicable date;

                  (iv) Certificate. A certificate substantially in the form of Exhibit B hereto, executed by each Seller representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5.); and

                  B. Buyer will deliver to Sellers:

                  (i) Certificates. Certificates representing Buyer's Stock, duly endorsed (or accompanied by duly executed stock powers) for transfer to Sellers;

                  (ii) Certificate. A certificate in the form of Exhibit C hereto executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

3. REPRESENTATIONS AND WARRANTIES OF SELLERS.

      Sellers hereby jointly and severally represent and warrant to Buyer as follows:

      3.1. Organization and Good Standing.

            A. Schedule 3.1 of the Disclosure Schedule contains a complete and accurate list of the Company's name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each).

            The Company is a corporation duly organized, validly existing, and in good standing under the laws of Georgia, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.


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

            The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

            B. Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

      3.2. Authority; No Conflict.

            A. This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the closing documents set forth in
Section 2.4A (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms.

            Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform his obligations under this Agreement and the Sellers' Closing Documents.

            B. Except as set forth in Schedule 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) Contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of the Company or (2) any resolution adopted by the board of directors or the stockholders of the Company;

                  (ii) Contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Sellers or the Company, or any of the assets owned or used by the Company, may be subject;

                  (iii) Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                  (iv) Cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

                  (v) Cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;


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

                  (vi) Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                  (vii) Result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

      Except as set forth in Schedule 3.2 of the Disclosure Schedule, Company nor Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      3.3. Capitalization. The authorized equity securities of Seller consists of 1,000 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding and constitute the Shares.

      Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances.

      With the exception of the Shares (which are owned by Sellers), all of the outstanding equity securities and other securities of the Company are owned of record and beneficially by Sellers free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company.

      All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company, including, but not limited to, stock options, warrants, convertible securities, redemption rights, registration rights and the like.

      None of the outstanding equity securities or other securities of the Company issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, nor does it have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

      3.4. Financial Statements. Sellers have delivered to Buyer, as set forth on Schedule 3.4:

            A. Unaudited balance sheets of the Company as of February 28, 1999, and as of December 31, 1998, together with the related statements of income, changes in stockholder equity and cash flow (collectively, the "Financial Statements") for the periods referred to in such financial statements.

            B. The Financial Statements were prepared in accordance with this Agreement and with GAAP consistently applied.

      The Financial Statements and notes, if any, fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject, in the case of interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes.

      No financial statements of any Person, other than the Company, are required by GAAP to be included in the Financial Statements of the Company.

      3.5. Books and Records. - The books of account, minute books, stock record books, and other records of the Company, all of which have been provided to Buyer, are complete and correct and have been maintained in accordance with sound business practices.

      The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for and no material action has been taken at any meeting for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

      3.6. Title to Properties; Encumbrances. The Company owns (with good and marketable title in the case of real property, subject only to the Encumbrances permitted by this Section) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Closing Date Financial Statements (except for assets held under capitalized leases disclosed or not required to be disclosed in
Schedule 3.6 of the Disclosure Schedule).

      All material properties and assets reflected in the Closing Date Financial Statements are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets:

            A. Mortgages or security interests shown on the Closing Date Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists;

            B. Liens for current taxes not yet due; and

            C. With respect to real property:

                  (i) Minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company; and

                  (ii) Zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

      All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. All property and assets of the Company shall be in the possession and control of the Company at Closing, including but not limited to, all Facilities.

      3.7. No Undisclosed Liabilities. Except as set forth in Schedule 3.7 of the Disclosure Schedule, Seller has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Closing Date Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

      3.8. Taxes. Except as set forth on Schedule 3.8 to the Disclosure Schedule, the Company has timely filed all tax returns and reports required to be filed by it, including, without limitation, all federal, state and local tax returns, and has paid in full or made adequate provision by the establishment of reserves for all taxes and other charges which have become due or which are attributable to the conduct of the Company's business prior to Closing. The Company will continue to make adequate provision for all such taxes and other charges for all periods through the Closing Date.

      Except as set forth on Schedule 3.8 to the Disclosure Schedule, Sellers have no Knowledge of any tax deficiency proposed or threatened against Seller. There are no tax liens upon any property or assets of the Company.

      Except as set forth on Schedule 3.8 to the Disclosure Schedule, the Company has made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any penalty.

      Except as set forth on Schedule 3.8 to the Disclosure Schedule, all taxes and other assessments and levies which the Company was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental entity.

      Except as set forth in Schedule 3.8 to the Disclosure Schedule, the federal and state income tax returns and local returns, if any, of the Company have never been audited by the income tax authorities, nor are any such audits in process. Except as set forth in Schedule 3.8, to the Disclosure Schedule there are no outstanding agreements or waivers extending the statute of limitations applicable to any federal or state income tax returns of the Company for any period.

      3.9. No Material Adverse Change. Since February 17, 1996, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

      3.10. Employee Benefits Matters.

            3.10.1 Schedule 3.10.1 lists all plans, programs, and similar agreements, commitments or arrangements, whether oral or written, maintained by or on behalf of the Company or any other party that provide benefits or compensation to, or for the benefit of, current or former employees of the Company ("Plan" or "Plans"). Except as set forth on Schedule 3.10.1 to the Disclosure Schedule only current and former employees of the Company participate in the Plans. Copies of all Plans and, to the extent applicable, all related trust agreements, actuarial reports, and valuations for the most recent year, all summary plan descriptions, prospectuses, Annual Report Form 5500s or similar forms (and attachments thereto) for the most recent year, all Internal Revenue Service determination letters, and any related documents requested by Buyer, including all amendments, modifications and supplements thereto, have been delivered to Buyer, and all of the same are or will be true, correct and complete.

            3.10.2 With respect to each Plan to the extent applicable:

                  A. No litigation or administrative or other proceeding is pending or threatened involving such Plan;

                  B. To the Knowledge of Sellers, such Plan has been administered and operated in substantial compliance with, and has been amended to comply with all applicable laws, rules, and regulations, including, without limitation, ERISA, the Internal Revenue Code, and the regulations issued under ERISA and the Internal Revenue Code;

                  C. The Company and its predecessors, if any, have made and as of the Closing Date will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable laws, rules and regulations, with respect to any period following, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan;

                  D. Such Plan is fully funded in an amount sufficient to pay all liabilities accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the date hereof;

                  E. On the Closing Date such Plan will be fully funded in an amount sufficient to pay all liabilities accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the Closing Date, or adequate reserves will be set up on the Company's books and records, or paid-up insurance will be provided, therefor; and

                  F. Such Plan has been administrated and operated only in the ordinary and usual course and in accordance with its terms, and there has not been in the year prior hereto any increase in the liabilities of such Plan beyond increases typically experienced by employers similar to the Company.

                  (iii) The Company has not received, at any time since February 17, 1996, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

      3.13. Absence of Certain Changes and Events. Except as set forth in
Schedule 3.13 of the Disclosure Schedule, since February 17, 1996, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

            A. Change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

            B. Amendment to the Organizational Documents of the Company;

            C. Payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

            D. Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

            E. Damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

            F. Entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least Five Thousand and No/l00 Dollars ($5,000.00);

            G. Sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Software and Intangibles;

            H. Cancellation or waiver of any claims or rights with a value to Seller in excess of Five Thousand and No/100 Dollars ($5,000.00);

            I. Material change in the accounting methods used by the Company; or

            J. Agreement, whether oral or written, by the Company to do any of the foregoing.

      3.14. Contracts; No Defaults.

            A. Except as set forth in Schedule 3.17(A) of the Disclosure
Schedule:

                  (i) The Company (and no Related Person of the Company) has not or may not acquire any rights under, and the Company has not or may not become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                  (ii) To the Knowledge of Sellers, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (1) engage in or continue any conduct, activity, or practice relating to the business of the Company or (2) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

            B. Except as set forth in Schedule 3.17(B) of the Disclosure Schedule, each material Contract is in full force and effect and is valid and enforceable in accordance with its terms.

            C. Except as set forth in Schedule 3.17(C) of the Disclosure
Schedule:

                  (i) The Company is, and at all times since February 17, 1996, has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

                  (ii) Each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since February 17, 1996, has been, in full compliance with all applicable terms and requirements of such Contract;

                  (iii) No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (iv) Seller has not given to or received from any other Person, at any time since February 17, 1996, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

            F. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

            G. The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

      3.15. Insurance.

            A. Sellers have delivered to Buyer:

                  (i) True and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the two (2) years preceding the date of this Agreement;

                  (ii) True and complete copies of all pending applications for policies of insurance; and

                  (iii) Any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

            B. Except as set forth on Schedule 3.15(B) of the Disclosure
Schedule:

                  (i) All policies to which the Company is a party or that provide coverage to the Company, Sellers, or any director or officer of the
Company:

                        (1) Are valid, outstanding, and enforceable;

                        (2) Taken together in the reasonable judgment of Sellers, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company are normally exposed;

                        (3) Are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound;

                        (4) Will continue in full force and effect following the consummation of the Contemplated Transactions; and

                        (5) Do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

                  (ii) Neither Sellers nor the Company has received (1) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (2) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (iii) The Company has paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                  (iv) Seller has given notice to the insurer of all claims that may be insured thereby.

      3.16. Environmental Matters. Except as set forth in Schedule 3.16 of the Disclosure Schedule, at all times since February 17, 1996, the Company has obtained and is in compliance with all permits, licenses and other authorizations required to do business by Environmental Requirements. To each Sellers' Knowledge, there are no conditions, circumstances, activities, practices, incidents, or actions (collectively, "Conditions") resulting from the conduct of its business which Conditions may reasonably form the basis of any claim or suit against the Company based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling by the Company, or the emission, discharge, release or threatened release by the Company into the environment, of any pollutant, contaminant, or hazardous or toxic materials, substances or wastes.

      3.17.Employee Matters.

      Except as set forth on Schedule 3.17, at all times since February 17, 1996, Seller has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing.

      Except as set forth on Schedule 3.17, Seller is not liable for the payment of any compensation, Damages, taxes, fines, penalties, or other amounts, however, designated, for failure to comply with any of the foregoing Legal Requirements.

      3.18. Intellectual Property Rights of Seller.

            A. Definitions. As used in this Agreement, and in addition to any other terms defined in this Agreement, the following terms shall have the following meanings.

                  (i) "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, compilation procedures, execution procedures, flow charts, programmers notes, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

                  (ii) "Owned Software" means all Software owned by the Company, whether purchased from a third party, developed by or on behalf of the Company, currently under development or otherwise.

                  (iii) "Customer Software" means all Software, other than the Owned Software, that is, directly or through Distributors, either (x) offered or provided to customers of the Company or (y) used by the Company to provide information or services to customers of the Company for a fee.

                  (iv) "Company Software" means the Owned Software and the Customer Software.

                  (v) "Other Software" means all Software, other than the Company Software, that is licensed by the Company from third parties or otherwise used by Seller for any purpose whatsoever.

                  (vi) "Intangible" means:

                        (1) Patents, patent applications, patent disclosures, all re-issues, divisions, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto;

                        (2) Trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for Registration thereof and all goodwill associated therewith;

                        (3) Copyrights, Registrations thereof and applications for Registration thereof;

                        (4) Maskworks, Registrations thereof and applications for Registration thereof;

                        (5) Trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes, ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

                        (6) Other proprietary rights;

                        (7) All income, royalties, Damages and payments due at Closing or thereafter with respect to the Owned Software, Customer Software, Other Software, other Intangibles and all other rights thereunder including, without limitation, Damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;

                        (8) All rights to use all of the foregoing forever; and

                        (9) All other rights in, to, and under the foregoing in all countries.

            B. Ownership and Right to License.

                  (i) Except as set forth in Schedule 3.18 of the Disclosure Schedule, to the Knowledge of the Sellers, at all times since February 17, 1996, the Company has good and marketable title to the Owned Software and Intangibles attributable to the Owned Software, and have the full right to use all of the Customer Software and Other Software, and Intangibles attributable thereto, as used or required to operate the Company's businesses as currently conducted and as contemplated in the future in accordance with the Company's written business plans, free and clear of any liens, claims, charges or encumbrances which would affect the use of such Software in connection with the operation of the Company's business as currently conducted and as contemplated in the future in accordance with the Company's written business plans.

                  (ii) To the Knowledge of Sellers, no rights of any third party not previously obtained are necessary to market, license, sell, modify, update, and/or create derivative works for any Software as to which the Company take any such action in its respective business as currently conducted and as contemplated in the future in accordance with the Company's written business plans.

                  (iii) To the Knowledge of Sellers, none of the Software or Intangibles or their respective past or current uses by or through the Company has violated or infringed upon, or is violating or infringing upon, any Software, patent, copyright, trade secret or other Intangible of any Person. To the knowledge of Sellers, the Company has adequately maintained all trade secrets and copyrights with respect to such Software.

      To the Knowledge of Sellers, the Company has performed all obligations imposed upon them with regard to the Customer Software and Other Software which are required to be performed by them on or prior to the date hereof, and the Company nor, to the Knowledge of Sellers, any other party, is in breach of or default thereunder in any respect, nor to the Sellers' Knowledge is there any event which with notice or lapse of time or both would constitute a default thereunder.

      3.19. Certain Payments. Since February 17, 1996, neither the Company nor any director, officer, agent, or employee of the Company, nor to Sellers' Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly:

            A. Made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company or (iv) in violation of any Legal Requirement.

            B. Established or maintained any fund or asset that has not been recorded in the books and records of the Company.

      3.20. Disclosure.

            A. No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            B. No notice given pursuant to Section 5.5. will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

            C. There is no fact known to Sellers that has specific application to the Company or Sellers (other than general economic or industry conditions) and that materially adversely affects or, as far as Sellers can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Seller (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Schedule.

      3.21. Brokers or Finders. The Company, Sellers and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      3.22. Fairness Opinion. The Board of Directors of the Company has received the opinion of Clarkston & Williams, LLC, dated as of the Closing Date, to the effect that, as of the date of such opinion, the terms of the Contemplated Transactions are fair, from a financial point of view, to the Company's shareholders.

4. REPRESENTATIONS AND WARRANTIES OF BUYER.

      Buyer represents and warrants to Sellers as follows:

      4.1. Organization and Good Standing. Buyer is a Texas corporation.

      4.2. Authority. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the closing documents set forth in
Section 2.5.B (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this

Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

      4.3. Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

      4.4. Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

      4.5. Brokers or Finders. Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5. COVENANTS OF SELLERS PRIOR TO CLOSING DATE.

      5.1. Access and Investigation. Between the date of this Agreement and the Closing Date, the Company will, and will cause the Company and its Representatives to:

            A. Afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data;

            B. Furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request; and

            C. Furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

      5.2. Operation of the Business of the Company. Between the date of this Agreement and the Closing Date, the Company will:

            A. Conduct the business of the Company only in the Ordinary Course of Business;

            B. Use its commercially reasonable efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

            C. Confer with Buyer concerning operational matters of a material nature; and

            D. Otherwise report periodically to Buyer concerning the status of the business; operations, and finances of the Company.

      5.3. Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company will not without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.13. is likely to occur.

      5.4. Required Approvals. As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

            A. Cooperate with Buyer with respect to all filings that Buyer reasonably elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions; and

            B. Cooperate with Buyer in obtaining all required Consents.

      5.5. Notification. Between the date of this Agreement and the Closing Date, Sellers will promptly notify Buyer in writing if Sellers become aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if Sellers become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

      Should any such fact or condition require any change in the Disclosure
Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5. or of the occurrence of any event that may make the satisfaction of the conditions in Section 7. impossible or unlikely.

      5.6. No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9., the Company and Sellers will not, and will cause their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

      5.7. Closing of Bank Accounts. Sellers shall cause the closing of all the Company bank accounts for which Sellers, or its officers and directors, have sole signature authority.

6. COVENANTS OF BUYER PRIOR TO CLOSING DATE.

      6.1. Approvals of Governmental Bodies/Third Party Consents. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions.

      Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to:

            A. Cooperate with Sellers with respect to all filings that the Company is required by Legal Requirements to make in connection with the Contemplated Transactions; and

            B. Cooperate with Sellers in obtaining all consents identified in
Schedule 3.2 of the Disclosure Schedule; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

      Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

      7.1. Accuracy of Representations.

            A. All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

            B. Each of Sellers' representations and warranties in Article 3. must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

      7.2. Sellers' Performance.

            A. All of the covenants and obligations that Seller or the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

            B. Each document required to be delivered pursuant to Section 2.4. must have been delivered, and each of the other covenants and obligations in
Section 5. must have been performed and complied with in all respects.

            C. The results of any investigation performed by Buyer in connection with Section 5.1. shall be satisfactory to Buyer in its sole discretion.

      7.3. Consents. Each of the Consents identified in Schedule 3.2 of the Disclosure Schedule must have been obtained and must be in full force and effect.

      7.4. Additional Documents. Sellers shall deliver such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' representations and warranties; (ii) evidencing the performance by Seller or the Company of, or the compliance by Sellers or the Company with, any covenant or obligation required to be performed or complied with by such Sellers or the Company; (iii) evidencing the satisfaction of any condition referred to in this Section 7. or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

      7.5. No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

      7.6. No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person
(i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company or (ii) is entitled to all or any portion of the Purchase Price payable for the Shares.

      7.7. No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

      7.8. Employment Agreement. On or before the Closing Date, Kris Hutchinson, Stephen Hyser and shall have entered into an employment agreement with Seller.

8. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE.

      Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

      8.1. Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this

Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

      8.2. Buyer's Performance.

            A. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

            B. Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.5.

      8.3. Consents. Each of the Consents identified in Schedule 3.2 of the Disclosure Schedule must have been obtained and must be in full force and effect.

      8.4. Additional Documents. Buyer must have caused the following documents to be delivered to Sellers such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 2.5.A.(iii); (ii) evidencing the accuracy of any representation or warranty of Buyer; (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; (iv) evidencing the satisfaction of any condition referred to in this Section 8. or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

      8.5. No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (i) prohibits the sale of the Shares by Sellers to Buyer and (ii) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9. TERMINATION.

      9.1. Termination Events.

      This Agreement may, by notice given prior to or at the Closing, be terminated:

            A. By either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

            B. (i) By Buyer if any of the conditions in Section 7. have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

                  (ii) By Sellers, if any of the conditions in Section 8. have not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date; or

            C. By mutual consent of Buyer and Sellers; or

            D. By either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 1, 1999, or such later date as the parties may agree upon.

      9.2. Effect of Termination. Each party's right of termination under
Section 9.1. is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1., all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1. and 12.3. will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one (1) or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10. INDEMNIFICATION; REMEDIES.

      10.1. Agreement by Sellers to Indemnify. Sellers (the "Seller Indemnifying Party"), agree that they will jointly and severally indemnify and hold Buyer harmless in respect of the aggregate of all indemnifiable Damages of Buyer.

      For this purpose, "indemnifiable Damages" of Buyer means the aggregate of all Damages incurred or suffered by Buyer resulting from:

            A. Any inaccurate representation or warranty made by Sellers in or pursuant to this Agreement;

            B. Any default in the performance of any of the covenants or agreements made by Sellers or the Company in this Agreement; or

            C. The failure of any Seller to pay, discharge or perform any liability or obligation of Sellers or of the Company resulting from the operation of the Company's business prior to the Closing Date.

      Without limiting the generality of the foregoing, with respect to the measurement of "indemnifiable Damages", Buyer shall have the right to be put in the same financial position as it would have been had each of the representations and warranties of Sellers been true and correct and had each of the covenants of Sellers and the Company been performed in full.

      The amount of any indemnifiable Damages otherwise payable to Buyer hereunder shall be reduced if the indemnifiable Damages incurred by Buyer will provide Buyer with income tax deductions or credits. The amount of the reduction shall be the amount of the actual cash tax savings realized by Buyer as a result of such deductions or credits, discounted to its present value as of the date of the payment of the indemnifiable Damages from the date such indemnifiable Damages were incurred by Buyer at the rate of interest charged on such date by the Internal Revenue Service on underpayment of taxes.

      The foregoing obligation of Seller Indemnifying Party to indemnity Buyer shall be subject to each of the following principles or qualifications:

            1. Each of the representations and warranties made by Sellers in this Agreement or pursuant hereto, shall survive for a period of two (2) years after the Closing; provided, however, that the representations and warranties made by Sellers to the extent they relate to Sellers' title to the Shares shall survive forever and that the representations and warranties made by Sellers in
Section 3.8. hereof ("Taxes") shall in each case survive until the second (2nd) anniversary of the later of:

                  A. The date on which applicable period of limitation on assessment or refund of tax has expired; or

                  B. The date on which the applicable taxable year (or portion thereof) has been closed.

      No claim for the recovery of indemnifiable Damages may be asserted by Buyer against Seller Indemnifying Party or their successors in interest after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

      10.2. Agreements by Buyer to Indemnify. Buyer (the "Buyer Indemnifying Party"), agrees to indemnify and hold Sellers (the "Seller Indemnified Party") harmless in respect of the aggregate of all indemnifiable Damages of any of Seller Indemnified Parties.

      For this purpose, "indemnifiable Damages" of the of Seller Indemnified Party means the aggregate of all Damages incurred or suffered by the Seller Indemnified Party resulting from:

            A. Any inaccurate representation or warranty made by Buyer or pursuant to his Agreement; or

            B. Any default in the performance of any of the covenants or agreements made by Buyer in this Agreement.

      Without limiting the generality of the foregoing, with respect to the measurement of "indemnifiable Damages", the Seller Indemnified Party shall have the right to be put in the same financial position as they would have been had each of the representations and warranties of Buyer Indemnifying Party been true and correct and had each of the covenants of Buyer Indemnifying Party been performed in full.

      The amount of any indemnifiable Damages otherwise payable to any Seller Indemnified Party hereunder shall be reduced if the indemnifiable Damages incurred by Seller Indemnified

Party will provide such Party with income tax deductions or credits. The amount of the reduction shall be the amount of the actual cash tax savings realized by Seller Indemnified Party as a result of such deductions or credits discounted to its present value as of the date of the payment of the indemnifiable Damages from the date such indemnifiable Damages were incurred by Seller Indemnified Party at the rate of interest charged on such date by the Internal Revenue Service on underpayment of taxes.

      The foregoing obligation of Buyer Indemnifying Party to indemnify Seller Indemnified Party shall be subject to each of the following principles or qualifications:

            10.2.1 Each of the representations and warranties made by Buyer in
Article 4 of this Agreement shall survive for a period of two (2) years after the Closing Date, and thereafter all such representations and warranties shall be extinguished.

      No claim for the recovery of indemnifiable Damages pursuant to clause (i) of Section 10.2. may be asserted by Seller indemnified Party against Buyer Indemnifying Party or its successors in interest after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

      10.3. Matters Involving Third Parties. If any third party shall notify Buyer or Sellers (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 10., then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party thereby is Damaged.

      If any Indemnifying Party notifies the Indemnified Party within fifteen
(15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then:

            A. The Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice satisfactory to the Indemnified Party;

            B. The Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes that the counsel the Indemnifying Party has selected has a conflict of interest);

            C. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably); and

            D. The Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

      If no Indemnifying Party notifies the Indemnified Party within fifteen
(15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it may deem appropriate.

11. POST-CLOSING AGREEMENTS.

      11.1. Consistency in Reporting. Each party hereto agrees that: (i) the transaction is intended to qualify as a tax-free transaction under the I.R.C.;
(ii) the transaction shall be reported for Federal income tax purposes as a tax-free transaction; (iii) for purposes of all financial statements, tax returns and reports, and communications with third parties, the transactions contemplated in this agreement and ancillary or collateral transactions will be treated as a tax-free transaction; and (iv) if the characterization of any transaction contemplated in this agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm and ratify that the characterization contemplated in such agreement was with the characterization intended by the party; provided, however, that nothing herein shall be construed as giving rise to any obligation if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction.

      11.2. Performance of the Company. Sellers asserts that the "Corporate Twelve (1.2) month Budget" (Exhibit D) is sound and that the projected revenues and profits are reasonable and will be attained. Based on the limited operating history of the Company, monthly performance reviews will be conducted by Buyer and should the Company fall to achieve at least eighty-five percent (85%) of the revenues and profits, cumulative year to date as projected per Exhibit D, notwithstanding that the foregoing would constitute a breach of this agreement, changes and adjustments may be implemented by Buyer to reduce Sellers' funding requirements and Buyer's capital exposure.

      11.3. Remedies for Breach of Agreements by Sellers. Should Sellers or the Company [ILLEGIBLE] each any term or condition of this Section, the following shall, at the option of Buyer, occur:

            A. The Company and the former shareholders of the Company shall execute a stock swap with Buyer, whereby such shareholders shall return all Buyer Stock to Buyer, and shall receive one hundred percent (100%) of the capital stock, voting and nonvoting of the Company. Buyer shall not guarantee that the Company shall be returned to the Shareholders in same or greater net worth determined in accordance with standard accounting principles, as of the date of Buyer's acquisition of the Company. Any outstanding notes or unpaid loans to the Company by Buyer, unless otherwise agreed upon by both parties, will immediately become due payable.

            B. These remedies shall not be exclusive.

      11.4 Authorized Buyer's Stock. On each of the first and second year anniversaries hereof, Buyer shall transfer to each of Stephen Hyser and Kris Hutchinson an aggregate of 75,000 shares of Buyer's Stock provided that the Employment Agreements with each of Stephen Hyser and Kris Hutchinson are still in effect on such dates. If one of such Employment Agreement is not in effect on either of such dates, the non-employed party shall not receive any stock and the employed party shall receive 37,500 shares of Buyer's Stock. If none of such Employment Agreements are not in effect as of such dates, no share of Buyer's Stock shall be transferred to the non-employed parties.

            B. These remedies shall not be exclusive.

12. GENERAL PROVISIONS.

      12.1. Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

      Sellers will cause the Company not to incur any out-of-pocket expenses in connection with the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

      12.2. Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Company to, keep as Agreement strictly confidential and may not make any disclosure of this Agreement to any person. If one of such Employment Agreement is not effective as of such dates the non-employed party shall not receive any stock and the employed party shall receive 37,500 shares of Buyer's Stock. If none of such Employment Agreements are effective as of such dates no shares of Buyer's Stock shall be transferred to the non-employed parties.

      Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present [ILLEGIBLE] any such communication.

      12.3. Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, [ILLEGIBLE] advisors of Buyer, Sellers and Company to maintain in confidence, and not use to the detriment of another party or any written, oral, or other information obtained in confidence from other party or in connection with this Agreement or the Contemplated Transactions, unless:

            A. Such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party;

            B. The use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or

            C. The furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

      If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Seller waives, and will upon Buyer's request cause Seller to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of Seller.

      12.4. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

            Seller:           Virtual Enterprise, Inc.
                              1526 A Dekalb Avenue
                              Atlanta, Georgia 30307

            With a copy to:   Clarkston & Williams, LLC
                              4323 Mundy Mill Road
                              Suite 200
                              Oakwood, Georgia 30566

            Buyer:            CONCAP, Inc.
                              3700 Crestwood Parkway
                              Suite 1000
                              Duluth, GA 30096

            With a copy to:   Paul, Hastings, Janofsky & Walker, LLP
                              Suite 2400
                              600 Peachtree Road, N.E.
                              Atlanta, Georgia 30308-2222
                              Attention: Michael T. Voytek
                              Telecopy No.: (404) 815-2227

      12.5. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Georgia, County of DeKalb, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      12.6. Further Assurances. The parties agree (i) to furnish upon request to each other such further information; (ii) to execute and deliver to each other such other documents and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      12.7. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

      To the maximum extent permitted by applicable law:

            A. No claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one (1) party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;

            B. No waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

            C. No notice to or demand on one (1) party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      12.8. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      12.9. Disclosure Schedule.

            A. The disclosures in the Disclosure Schedule; and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

            B. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      12.10. Assignments, Successors and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

      Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      12.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      12.12. Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      12.13. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      12.14. Governing Law. This Agreement will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

      12.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                  SELLERS:

CONCAP, INC.


By: /s/ [ILLEGIBLE]                     By: /s/ [ILLEGIBLE]
    ----------------------                  ------------------------------------

Title: MEMBER OF THE BOARD              Title: President
       -------------------                     ---------------------------------


                                        Individually By:

                                        By: /s/ [ILLEGIBLE]
                                            ------------------------------------

                                        By: /s/ [ILLEGIBLE]
                                            ------------------------------------

                                        By:
                                            ------------------------------------

                                        By:
                                            ------------------------------------


                                        COMPANY:

                                        VIRTUAL ENTERPRISE, INC.

                                        By: /s/ Kris Hutchinson
                                            ------------------------------------

                                            Name: Kris Hutchinson
                                                  ------------------------------

                                            Title: President
                                                   -----------------------------

                                   SCHEDULES

Disclosure Schedules to Virtual Enterprise, Inc. Stock Purchase Agreement

                                        SELLER:

                                        CLARKSON & WILLIAMS, L.L.C.

                                        /s/ Jason Williams
                                        ----------------------------------------

                                        /s/ Principal/Owner
                                        ----------------------------------------


                                        INDIVIDUALLY BY:

                                        /s/ Kris Hutchinson
                                        ----------------------------------------
                                        KRIS HUTCHINSON

                                        /s/ Tammy Hutchinson
                                        ----------------------------------------
                                        TAMMY HUTCHINSON

                                        /s/ Stephen Hyser
                                        ----------------------------------------
                                        STEPHEN HYSER


                                        COMPANY:

                                        VIRTUAL ENTERPRISES, INC.

                                        Kristofer Hutchinson
                                        ----------------------------------------

                                        President
                                        ----------------------------------------

                                        /s/ Kris Hutchinson

                     AMENDMENT TO STOCK PURCHASE AGREEMENT
                                   MADE AS OF

                                MARCH 31, 1999,

                                    BETWEEN

                                 CONCAP, INC.,
                                     BUYER,

                                      AND

                            VIRTUAL ENTERPRISE, INC.

               KRIS HUTCHINSON, STEPHEN HYSER, TAMMY HUTCHINSON,
                   AND CLARKSON & WILLIAMS, LLC, INDIVIDUALLY
                                    SELLERS

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (the "First Amendment") is made as of March 31, 1999, by among CONCAP, Inc., a Texas corporation (the "Buyer"), and Virtual Enterprises, Inc., a Georgia Corporation, Kris Hutchinson, Stephen Hyser, Tammy Hutchinson and Clarkson & Williams, L.L.C. (each individually, a "Seller" and collectively "Sellers") and Virtual Enterprise, Inc. (the "Company").

WHEREAS, the Buyer, the Sellers and the Company (hereinafter referred to as the "Parties") desire to make certain amendments to the Stock Purchase Agreement (the "Agreement") entered into by the Parties as of March 31, 1999 pursuant to
Section 12.8 of the Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1. Buyer agrees to forgive the fact that the financial statements submitted in the due diligence package were misstated as outlined in the Financial Amendment.

2.    Buyer assumes the following debts in the form of minimum monthly payments:
      GE Capital Card Services with a balance of $6,780.68; MBNA Platinum Plus card with a balance of $11,121.53; and a Suntrust loan in the amount of $23,000.00.

3. Seller agrees to, within five (5) days of Closing, execute a convertible debenture with shareholders who have outstanding debts to Company.

4. Buyer reserves the right to rescind the Agreement if the gross revenues generated in the Elitetech.com division falls below twenty thousand dollars ($20,000.00) per month. Furthermore, if the transaction is rescinded, Buyer will recoup all monies expended for the payment of the loans listed in item number two of this Amendment.

5. Notwithstanding anything to the contrary contained herein or in the Agreement, Tammy Hutchinson shall have no liability to Buyer whatsoever (including, without limitation, pursuant to Section 10.1 of the Agreement) for any representation or warranty made in the Agreement or this First Amendment. In exchange for Buyer agreeing to release Tammy Hutchinson from any liabilities she might have or may have under the Agreement or this First Amendment, Tammy Hutchinson hereby waives and releases any claims whatsoever that she has or may have against Buyer or Buyer's employees, directors, officers, agents and affiliate companies.

      IN WITNESS WHEREOF, the parties have executed and delivered this Amendment to Stock Purchase Agreement as of the date first written above.

BUYER:                                  SELLER:

CONCAP, INC.                            CLARKSON & WILLIAMS, L.L.C.

By: /s/ Jason Kiszonak                  /s/ Jason Williams
    -------------------                 ----------------------------------------

JASON KISZONAK                          /s/ Principal/Owner
- -----------------------                 ----------------------------------------
Sr. VP Public Relations



                                        INDIVIDUALLY BY:

                                        /s/ Kris Hutchinson
                                        ----------------------------------------
                                        KRIS HUTCHINSON

                                        /s/ Tammy Hutchinson
                                        ----------------------------------------
                                        TAMMY HUTCHINSON

                                        /s/ Stephen Hyser
                                        ----------------------------------------
                                        STEPHEN HYSER


                                        COMPANY:

                                        VIRTUAL ENTERPRISES, INC.

                                        By: Kris Hutchinson
                                        ----------------------------------------

                                        President
                                        ----------------------------------------

                                        /s/ Kris Hutchinson

                              Financial Amendment

Seller agrees that the financial statements submitted in the due diligence package were misstated due to the inclusion of Hutchworks, Inc., which is not a party to this transaction.

BUYER:                                  SELLER:

CONCAP, INC.                            CLARKSON & WILLIAMS, L.L.C.

By: /s/ Jason Kiszonak                  /s/ Jason Williams
    -------------------                 ----------------------------------------

JASON KISZONAK                          /s/ Principal/Owner
- -----------------------                 ----------------------------------------
Sr. VP Public Relations



                                        INDIVIDUALLY BY:

                                        /s/ Kris Hutchinson
                                        ----------------------------------------
                                        KRIS HUTCHINSON

                                        /s/ Tammy Hutchinson
                                        ----------------------------------------
                                        TAMMY HUTCHINSON

                                        /s/ Stephen Hyser
                                        ----------------------------------------
                                        STEPHEN HYSER


                                        COMPANY:

                                        VIRTUAL ENTERPRISES, INC.

                                        Kris Hutchinson
                                        ----------------------------------------

                                        President
                                        ----------------------------------------

                                        /s/ Kris Hutchinson

                                  CERTIFICATE

      In compliance with Section 2.4 of the Stock Purchase Agreement dated as of March 31, 1999 (the "Agreement"), by and between CONCAP, INC. (the "Company"), and each of Virtual Enterprises, Inc., Kris Hutchinson, Stephen Hyser, Tammy Hutchinson and Clarkston & Williams, LLC, the undersigned Scott Schuster, President of the Company, does hereby certify on behalf of the Company and not individually, that the representations and warranties contained in Section 4 of the Agreement and in any certificate, instrument, schedule or agreement or other writing delivered by the Company or Sellers in connection with the transactions contemplated by the Agreement are true and correct as of the Closing Date (as defined in the Agreement).

      IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate this 29th day of April, 1999.

                                        CONCAP, INC.

                                        By: /s/ Lee Davis
                                            ------------------------------------
                                        Name:  Lee Davis
                                        Title: Sr. V.P. of Mergers
                                               and Acquisition

                                  CERTIFICATE

      In compliance with Section 2.4 of the Stock Purchase Agreement dated as of March 31, 1999 (the "Agreement"), by and between CONCAP, INC. and each of Virtual Enterprises, Inc. (the "Company"), Kris Hutchinson, Stephen Hyser, Tammy Hutchinson and Clarkston & Williams LLC the undersigned do hereby certify that the representations and warranties contained in Section 3 of the Agreement and in any certificate, instrument, schedule or agreement or other writing delivered by the Company or Sellers (as defined in the Agreement) in connection with the transactions contemplated by the Agreement are true and correct as of the Closing Date (as defined in the Agreement).

      IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate this 29th day of April, 1999.

                                        VIRTUAL ENTERPRISES, INC.

                                        By: /s/ Kris Hutchinson
                                            ------------------------------------
                                        Name: Kris Hutchinson
                                        Title: President

                                        /s/ Stephen Hyser (Seal)
                                        ----------------------------------------
                                        Stephen Hyser

                                        /s/ Kris Hutchinson (Seal)
                                        ----------------------------------------
                                        Kris Hutchinson

                                        /s/ Tammy Hutchinson
                                        ----------------------------------------
                                        Tammy Hutchinson


                                        CLARKSTON & WILLIAMS, LLC

                                        By: /s/ Jason Williams
                                            ------------------------------------
                                        Name: Jason Williams
                                        Title: Principal/Owner

              LEGAL OPINION OF COUNSEL TO VIRTUAL ENTERPRISE, INC.

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is duly qualified to do business. To our knowledge, the Company has no office and owns no property outside Georgia.

2. The Company has the corporate power and authority to own or lease its property and to carry on its business as it is now being conducted. To our knowledge, the Company has complied in all material respects with all federal, state and local laws, rules and regulations applicable to its properties and the conduct of its business.

3. The authorized capital stock of the Company consists of 10,000 shares of common stock, no par value per share, or which 1000 shares of common stock of the Company are issued and outstanding as of the date hereof. As of the date of this opinion, all of the issued and outstanding shares of capital stock of the Company ore owned by the Shareholders as follows: All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, and nonassessable. No outstanding shares have been issued in violation of any preemptive rights that have not been waived. The Shareholders have not made any transfer of the outstanding shares of the capital-stock of the Company except for the transfer to the Buyer as provided in the Definitive Agreement (the "Agreement"). Upon the transfer, and assuming the Purchaser is a bona fide purchaser and has complied with all of the requirements of the Agreement, the Purchaser will have good and marketable title to such shares, free from any claims, liens, encumbrances or charges whatsoever.

4. We have no knowledge of any outstanding options, warrants, subscriptions, calls or other rights, commitments, undertakings or understandings by which any person has the right to purchase or otherwise acquire any shares of capital stock of the Company, whether issued or unissued, except for rights in favor of the Purchaser pursuant to the Acquisition Agreement. We have no knowledge that there are any rights, obligations, or undertakings convertible into capital stock of the Company.

5. The Company has the corporate power and authority to enter into the Agreement, any agreements, certificates or documents contemplated thereby or in connection therewith (the "Operative Documents") to which it is party and to perform its obligations provided for therein, all of which have been duly authorized by the necessary and proper action of the directors of the Company. Each of the Shareholders has the power and authority to execute and deliver the Operative Documents to which he or she is a party and to perform his or her obligations thereunder. Kris Hutchinson and Stephen Hyser, as officers of the Company, have the authority to execute and deliver the Operative Documents to which the Company is party on behalf of the Company and to cause the Company to perform its obligations thereunder. We have no knowledge of any agreement (other than the Agreement) that contains restrictions on the voting, sale or transfer or any outstanding shares of capital stock of the Company other than those which shall have been waived by the necessary parties prior to Closing.

6. The Agreement has been duly executed by and constitutes the binding obligation of all of the signatories thereto, enforceable against them in accordance with their terms except as hereinafter provided. Neither the execution and deliver of the Operative Documents by the Company, as applicable, nor the performance of its obligations under the Operative Documents will constitute a violation of, or any breach or default (with or without the giving of notice or the passage of time) under, (i) the articles of incorporation or bylaws of the Company, or (ii) to our knowledge, any judgment, writ, order or decree, specific to the Company, of any federal or state court or other governmental authority or, (iii) to our knowledge, any material provision of any contract or agreement listed in the Disclosure Schedules to the Agreement.

7. To our knowledge, there are no actions, suits, claims, investigations or proceedings pending or threatened against the Company at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality that would, if decided adversely, after consideration of all defenses, have a material adverse effect on the assets or operation of the business of the Company.

8. All proceedings required by law or by the provisions of the Operative Documents to be taken by the Shareholders or the Company in connection with the transactions contemplated therein have been duly and validly taken.

      This 28th day of April, 1999.

                                        Clarkson & Williams, L.L.C.


                                        /s/ Jason Williams
                                        ----------------------------------------
                                        Jason Williams

4323 Mundy Mill Road
Suite 200
Oakwood, GA 30566

(t) 770-297-0000
(f) 770-448-5846
jsw@northgeorgialaw.com